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                                  EXHIBIT 99.3


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                            NEWNAN SAVINGS BANK, FSB
                               19 Jefferson Street
                              Newnan, Georgia 30263
                                 (770) 353-5017


                               _____________, 1996


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS



To the Shareholders of Newnan Savings Bank, FSB:

     Notice is hereby given that a Special Meeting of shareholders of Newnan Savings Bank, FSB ("Newnan Savings") will be held on ______________, 1996 at __________ __.m., at the main office of Newnan Savings, 19 Jefferson Street, Newnan, Georgia, for the following purposes:

     (1) To consider and vote upon a Plan of Reorganization, a copy of which is attached as Appendix A to the Joint Proxy Statement/Prospectus accompanying this Notice, providing for the reorganization of Newnan Savings into a holding company structure by merging Newnan Savings with Interim Newnan FSB, a wholly-owned subsidiary of Newnan Holdings, Inc. (both Interim Newnan FSB and Newnan Holdings, Inc. have been organized at the direction of Newnan Savings); and

     (2) To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     If the Reorganization is consummated, shareholders who dissent to the transaction are entitled to be paid the "fair value" or "appraised value" of their shares of Newnan Savings common stock, if they file a written objection to the Reorganization before the vote is taken and comply with the further provisions of Section 552.4 of the Rules and Regulations of the Office of Thrift Supervision regarding the rights of dissenting shareholders. See "Statutory Provisions for Dissenting Shareholders" and "Appendix C" to the Joint Proxy Statement/Prospectus for a description of the rights of dissenting shareholders.

     The Board of Directors has fixed the close of business on ______________, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.


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     All shareholders are requested to mark, date, sign and return the enclosed form of proxy as soon as possible. If you attend the meeting and wish to revoke the proxy that you had previously returned, you may do so at any time before the proxy is exercised.

                                        By order of the Board of Directors,




                                        Tom Moat
                                        President




                                IMPORTANT NOTICE

     TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU ANY TIME BEFORE IT IS VOTED.


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